Exhibit 4.6

FIRST AMENDMENT TO SUBSCRIPTION ESCROW AGREEMENT

THIS FIRST AMENDMENT TO SUBSCRIPTION ESCROW AGREEMENT (this “First Amendment”), dated as of September 17, 2010, is entered into by and among Realty Capital Securities, LLC (the “Dealer Manager”), Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) and Wells Fargo Bank, National Association, as Escrow Agent (the “Escrow Agent”).

WHEREAS, The Dealer Manager, the Company and the Escrow Agent are parties to a certain Subscription Escrow Agreement dated July 28, 2010 (the “Original Agreement”),

WHEREAS, in response to requirements imposed by the Division of Corporation Finance of the Pennsylvania Securities Commission in connection with the registration of the Company’s initial public offering of common stock, the Dealer Manager, the Company and the Escrow Agent now wish to amend the Original Agreement to increase the minimum required capital amounts that must be received from subscribers in Pennsylvania before such amounts may be disbursed from the Escrow Account to the Company.

ACCORDINGLY, in consideration of the mutual promises herein contained, the parties intending to be legally bound agree as follows:

1. Sections. The Section headings and captions in this First Amendment are for convenience only and shall not affect the construction or interpretation of this First Amendment. The references in this First Amendment to Sections shall be read as Sections of this First Amendment unless otherwise specifically provided.

2. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Original Agreement.

3. Amendments. (a) The following definition in the Original Agreement is amended and restated in its entirety:

“Pennsylvania Minimum Amount” shall mean aggregate subscriptions from all Investors resulting in a total minimum capital raised of $75,000,000.

(b) The heading to Exhibit B to the Original Agreement is amended and restated as follows:

GENERAL SCHEDULE OF FEES

to act as ESCROW AGENT for the

Phillips Edison – ARC Shopping Center REIT Inc. Subscription Escrow up to

$75,000,000

(c) Exhibit F to the Original Agreement is amended and restated in its entirety as set forth on Attachment 1 hereto.

(d) Exhibit G to the Original Agreement is amended to add an additional form of subscription agreement as set forth on Attachment 2 hereto.

4. Governing Law; Jurisdiction. This First Amendment shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

5. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

6. Notices. Any notice required or permitted by or in connection with this First Amendment shall be in writing and shall be made in accordance with the notice provision of the Original Agreement.

7. Modification. This First Amendment may not be modified or revoked unless such modification or revocation is reduced to writing and signed by all parties hereto.

8. Scope of Amendment. Except as modified by this First Amendment, the Original Agreement remains in full force and effect in accordance with its terms and constitutes a binding obligation of the Company, the Dealer Manager and the Escrow Agent.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the date and year first set forth above.

PHILLIPS EDISON – ARC

SHOPPING CENTRE REIT INC.

By:	/s/ John Bessey
	Name:	John Bessey
	Title:	President

REALTY CAPITAL SECURITIES, LLC

By:	/s/ Louisa H. Quarto
	Name:	Louisa H. Quarto
	Title:	President

WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Escrow Agent

By:	/s/ Matthew Sherman
	Name:	Matthew Sherman
	Title:	Vice President

Attachment 1

Exhibit F (as amended and restated)

Form of Notice to Pennsylvania Investors

You have tendered a subscription to purchase shares of common stock of Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”). Your subscription is currently being held in escrow. The guidelines of the Pennsylvania Securities Commission do not permit the Company to accept subscriptions from Pennsylvania residents until an aggregate of $75,000,000 of gross offering proceeds have been received by the Company. The Pennsylvania guidelines provide that until this minimum amount of offering proceeds is received by the Company, every 120 days during the offering period Pennsylvania Investors may request that their subscription be returned. If you wish to continue your subscription in escrow until the Pennsylvania minimum subscription amount is received, nothing further is required.

If you wish to terminate your subscription for the Company’s common stock and have your subscription returned please so indicate below, sign, date, and return to the Escrow Agent, Wells Fargo Bank, National Association, at:

Wells Fargo Bank, N.A.

45 Broadway, 14th Floor

New York, NY 10006

Attention: Matthew Sherman

I hereby terminate my prior subscription to purchase shares of common stock of Phillips Edison – ARC Shopping Center REIT Inc. and request the return of my subscription funds. I certify to Phillips Edison – ARC Shopping Center REIT Inc. that I am a resident of Pennsylvania.

Signature:

Name:
(please print)

Date:

Please send the subscription refund to:

1

Attachment 2

Exhibit G (as amended)

Form of Subscription Agreement

(See Attached)

1